UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

        Date of Report (Date of earliest event reported) October 24, 2001

             (Exact name of registrant as specified in its charter)
                                DST Systems, Inc.

                  (State or other (Commission (I.R.S. Employer jurisdiction File Number) Identification No.)
                                of incorporation)

                           Delaware 1-14036 43-1581814

                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-6568

                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K
                                DST SYSTEMS, INC.

ITEM 1  CHANGES IN CONTROL OF REGISTRANT
Not applicable.

ITEM 2  ACQUISITION OR DISPOSITION OF ASSETS
Not applicable.

ITEM 3  BANKRUPTCY OR RECEIVERSHIP
Not applicable.
ITEM 4  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT
Not applicable.

ITEM 5  OTHER EVENTS
See attached as an Exhibit to this Form 8-K a News Release released October 24, 2001 concerning the announcement of financial results.

ITEM 6  RESIGNATIONS OF REGISTRANT'S DIRECTORS
Not applicable.

ITEM 7  FINANCIAL STATEMENTS AND EXHIBITS
Not applicable.

ITEM 8  CHANGE IN FISCAL YEAR
Not applicable.

ITEM 9 REGULATION FD DISCLOSURE
Not applicable.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    DST Systems, Inc.

                                    /s/ Robert C. Canfield
                                    Senior Vice President, General Counsel,
                                    Secretary

Date: October 25, 2001

October 24, 2001

        DST SYSTEMS, INC. ANNOUNCES THIRD QUARTER AND YEAR TO DATE 2001
                               FINANCIAL RESULTS

Excluding non-recurring items recorded in the third quarters of 2001 and 2000, DST's consolidated net income for the quarter ended September 30, 2001 was $47.4 million ($0.38 per diluted share) compared to third quarter 2000 net income of $44.7 million ($0.35 per diluted share), a 6.0% increase in net income and an 8.6% increase in diluted earnings per share. Third quarter 2001 and 2000 results include non-recurring after tax income related to net gains on securities of $1.2 million and $0.1 million, respectively. Including these non-recurring items, DST's consolidated net income for the third quarter 2001 increased 8.5% to $48.6 million ($0.39 per diluted share) compared to third quarter 2000 net income of $44.8 million ($0.35 per diluted share).

Year to date, excluding non-recurring items, DST's consolidated net income was $151.3 million ($1.19 per diluted share) in 2001 compared to $133.5 million ($1.03 per diluted share) in 2000, a 13.3% increase in net income and a 15.5% increase in diluted earnings per share. Year to date 2001 results include non-recurring after tax income of $25.6 million related to gains on the sale of DST's Portfolio Accounting Systems ("PAS") business and net gains on securities. Year to date 2000 results included non-recurring after tax income of $14.7 million in connection with the settlement of a legal dispute related to a former equity investment and gains on sales of marketable equity securities. Year to date, including these non-recurring items, DST's consolidated net income increased 19.4% to $176.9 million ($1.39 per diluted share) in 2001 compared to $148.2 million ($1.15 per diluted share) in 2000.

The following table summarizes the Company's revenues and income from operations by segment (dollars in millions):

                            Three months ended            Nine months ended
                               September 30,                September 30,
                           -------------------        -----------------------
                             2001       2000            2001           2000
                           --------   --------        --------       --------
  Revenues
  Financial Services     $ 237.8     $ 155.9        $  662.9       $  459.3
  Output Solutions         148.2       143.9           468.7          440.7
  Customer Management       48.5        47.7           151.4          147.7
  Investments and Other     10.8         8.0            30.1           24.4
  Eliminations             (24.5)      (20.0)          (69.7)         (59.2)
                         --------    --------       ---------      ---------
                         $ 420.8     $ 335.5        $1,243.4       $1,012.9
                         ========    ========       =========      =========
  Income from operations
  Financial Services     $  54.7     $  49.8        $  157.7       $  129.3
  Output Solutions          11.7        12.4            51.2           51.0
  Customer Management        2.4         2.4            12.7            9.9
  Investments and Other      1.4         1.3             3.8            3.5
                         --------     -------       ---------      ---------
                         $  70.2     $  65.9        $  225.4       $  193.7
                         ========    ========       =========      =========

Consolidated revenues for the quarter increased $85.3 million or 25.4% over the prior year quarter and $230.5 million for the nine months ended September 30, 2001 or 22.8% over the prior year nine month period, principally from higher Financial Services Segment revenues. Consolidated income from operations totaled $70.2 million for the quarter and $225.4 million for the nine months ended September 30, 2001, an increase of $4.3 million or 6.5% over the 2000 third quarter and $31.7 million or 16.4% over the 2000 year to date results, primarily from increased operating earnings in the Financial Services Segment.

Financial Services Segment
Financial Services Segment revenues for the third quarter 2001 were $237.8 million, an increase of $81.9 million or 52.5% over the third quarter 2000. Financial Services revenues in 2001 were affected by the inclusion of revenues from EquiServe Limited Partnership ("EquiServe"), in which DST acquired controlling ownership on March 30, 2001. Financial Services Segment revenues for the 2000 third quarter and year to date include revenues from DST Canada, which as previously reported was contributed to a joint venture (International Financial Data Services) in January 2001. Financial Services third quarter 2000 revenues also include revenues from DST's PAS business, which was sold on June 29, 2001. The effect of these items resulted in an $11.5 million or 8.1% increase in revenues as shown below (dollars in millions):

                        Three months ended          Nine months ended
                           September 30,              September 30,
                       ---------------------      ---------------------
                         2001         2000          2001         2000
                       --------     --------      --------     --------

  Reported revenues    $ 237.8      $ 155.9       $ 662.9      $ 459.3
  EquiServe revenues      83.8                      173.7
  DST Canada revenues                   8.4                       21.7
  PAS revenues                          5.0                        5.0
                       --------     --------      --------     --------
  Adjusted revenues    $ 154.0      $ 142.5       $ 489.2      $ 432.6
                       ========     ========      ========     ========

U.S. revenues increased $86.5 million in the third quarter 2001 or 68.3%, primarily from the inclusion of EquiServe revenues and increases in mutual fund shareowner accounts processed. Excluding EquiServe from the 2001 quarter and the PAS business from the 2000 quarter, U.S. revenues increased $7.7 million or 6.3% over the prior year quarter. U.S. mutual fund shareowner accounts processed totaled 75.2 million at September 30, 2001, an increase of 0.4 million or 0.5% from the 74.8 million serviced at June 30, 2001, an increase of 3.1 million or 4.3% from the 72.1 million serviced at December 31, 2000 and an increase of 10.1 million or 15.5% since September 30, 2000.

While DST believes that internal mutual fund shareowner account growth will be minimal during the remainder of 2001, DST has commitments from two new clients to convert approximately 2.6 million mutual fund shareowner accounts to TA2000, of which 0.8 million will convert in the fourth quarter 2001 and 1.8 million will convert in the first quarter 2002. There has been strong activity in requests for proposals from potential new U.S. and international mutual fund customers.

Retirement plan accounts totaled 26.4 million at September 30, 2001, an increase of 1.0 million or 3.9% from the 25.4 million serviced at June 30, 2001 and an increase of 2.6 million or 10.9% from the 23.8 million serviced at December 31, 2000. Net new IRA accounts for the third quarter of 2001 were 0.4 million, of which approximately 25% were Roth or Educational IRA accounts. 401(k) accounts serviced increased 0.6 million or 9.4% during the quarter to 7.0 million accounts at September 30, 2001 and increased 1.1 million or 18.6% compared to the 5.9 million accounts serviced at December 31, 2000. U.S. AWD(R) workstations licensed were 55,000 at September 30, 2001, an increase of 3.4% from June 30, 2001 and an increase of 14.8% over year end 2000 levels, principally from workstations for Comcast Cable Communications, Inc. and insurance industry clients.

International revenues totaled $24.7 million for the third quarter 2001, a decrease of $4.6 million or 15.7% compared to the prior year quarter. Excluding DST Canada revenues from the 2000 quarter, international revenues for the third quarter of 2001 increased $3.8 million or 18.2% over the prior year. The increase is attributable to an increase in investment management professional service and software maintenance revenues. International AWD workstations licensed were 26,600 at September 30, 2001, an increase of 1.5% from June 30, 2001 and an increase of 5.1% over year end 2000 levels.

Financial Services Segment income from operations for the third quarter 2001 increased $4.9 million or 9.8% over the prior year quarter to $54.7 million, resulting in an operating margin of 23.0% compared to 31.9% for the prior year. Operating margin was affected by the inclusion of EquiServe and the absence of DST Canada and the PAS business in 2001. Costs and expenses increased 79.7%, primarily from the addition of EquiServe and increased personnel costs necessary to support revenue growth. Depreciation and amortization costs increased $5.8 million or 35.4%, primarily as a result of the EquiServe acquisition.

Financial Services Segment revenues for the nine months ended September 30, 2001 were $662.9 million, an increase of $203.6 million or 44.3% over the prior year nine month period, principally from the inclusion of EquiServe and higher mutual fund and AWD revenues. Financial Services Segment income from operations for the nine months ended September 30, 2001 increased $28.4 million or 22.0% over the prior year period to $157.7 million. Costs and expenses increased 59.3%, principally from EquiServe and increased personnel costs to support revenue growth. Depreciation and amortization increased 19.4% in the nine months ended September 30, 2001 to $61.5 million, primarily attributable to EquiServe.

Output Solutions Segment
Output Solutions Segment revenues for the quarter ended September 30, 2001 were $148.2 million, an increase of $4.3 million or 3.0% over third quarter 2000. Revenue growth resulted from increased volumes from the financial service and video service industries, partially offset by a continued decline in brokerage related marketing fulfillment and trade confirmation volumes and the market interruptions following the events of September 11, 2001. Output Solutions Segment images produced in the third quarter 2001 increased 10.5% to 2.1 billion and items mailed increased 2.9% to 464 million compared to the third quarter 2000.

Output Solutions Segment income from operations for the third quarter decreased $0.7 million or 5.6% over the prior year quarter to $11.7 million, resulting in an operating margin of 7.9% compared to 8.6% in the prior year quarter. Costs and expenses increased 3.1% principally due to increased personnel and purchased material costs to support volume growth and higher Internet-based electronic bill and statement product development and selling costs. Depreciation and amortization increased 13.2% in the third quarter 2001 to $10.3 million from additional capital equipment to support volume growth.

Output Solutions Segment revenues for the nine months ended September 30, 2001 were $468.7 million, an increase of $28.0 million or 6.4% over the prior year period. Output Solutions Segment income from operations for the nine months ended September 30, 2001 increased $0.2 million or 0.4% over the prior year period to $51.2 million.

Customer Management Segment
Customer Management Segment revenues for the quarter ended September 30, 2001 were $48.5 million, an increase of $0.8 million or 1.7% over the 2000 quarter. Processing and software service revenues for the quarter increased $4.4 million or 10.2% and equipment sales decreased $3.6 million compared to third quarter 2000. Total cable and satellite subscribers serviced were 43.8 million at September 30, 2001, an increase of 0.9% compared to year end 2000 levels, principally from higher U.S. satellite and international cable subscribers serviced.

Customer Management Segment income from operations for the third quarter 2001 was unchanged compared to third quarter 2000, resulting in an operating margin of 4.9% for the third quarter 2001 compared to 5.0% for the third quarter 2000. Costs and expenses increased $0.4 million or 1.0% from the third quarter 2000, primarily attributable to higher personnel costs. Depreciation and amortization increased $0.4 million or 10.3%, primarily attributable to amortization of capitalized software development costs.

As previously reported, MediaOne, which was acquired by AT&T, plans to discontinue its processing agreement with DST. Remaining MediaOne subscribers processed at September 30, 2001 were 2.5 million and DST expects that those subscribers will be removed during the fourth quarter 2001.

Customer Management Segment revenues for the nine months ended September 30, 2001 were $151.4 million, an increase of $3.7 million or 2.5% over the prior year period. Customer Management Segment income from operations for the nine months ended September 30, 2001 increased $2.8 million or 28.3% over the prior year period to $12.7 million.

Investments and Other
Investments and Other Segment revenues, primarily rental income for facilities leased to the Company's operating segments, were $10.8 million for the quarter ended September 30, 2001, an increase of $2.8 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other Segment income from operations was $1.4 million and $1.3 million for the quarters ended September 30, 2001 and 2000, respectively.

Equity in earnings of unconsolidated affiliates
The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

                                                  Three months     Nine months
                                                     ended           ended
                                                  September 30,   September 30,
                                                 --------------  --------------
                                                  2001    2000    2001    2000
                                                 ------  ------  ------  ------
  Boston Financial Data Services ("BFDS")        $ 0.7   $ 2.4   $ 3.3   $10.1
  European Financial Data Services ("EFDS")        0.6    (1.0)    0.2    (0.9)
  International Financial Data Services ("IFDS")   1.0             3.0
  Other                                           (1.8)    0.8    (4.8)    0.6
                                                 ------  ------  ------  ------
                                                 $ 0.5   $ 2.2   $ 1.7   $ 9.8
                                                 ======  ======  ======  ======

Decreased earnings at BFDS resulted from a decline in brokerage industry transaction revenue and a lack of mutual fund revenue growth. Accounts serviced at EFDS increased to 3.1 million at September 30, 2001, which is 0.4 million or 14.8% above year end 2000 and 0.5 million or 19.2% over September 30, 2000 levels. IFDS results include the results of DST Canada, which as previously mentioned was contributed to the joint venture in January 2001. The loss reported in Other is primarily the result of losses in exchange-America.

Other income, net
Other income was $5.9 million for the third quarter 2001, compared to $3.4 million for the third quarter 2000. Third quarter 2001 results include $4.3 million primarily related to interest and dividend income and $1.8 million related primarily to net gains on equity securities. Third quarter 2000 results include $3.3 million primarily related to interest and dividend income and $0.1 million related primarily to net gains on sales of marketable equity securities.

Other income was $19.5 million for the nine months ended September 30, 2001, compared to $32.2 million for the comparable prior year period. Other income includes $8.6 million for 2001 and $12.2 million for 2000 of net gains on equity securities and $11.1 million for 2001 and $9.3 million for 2000 primarily related to interest and dividend income. Year to date 2000 Other income includes $10.8 million pretax relating to the settlement of a legal dispute related to a former equity investment.

Interest expense
Interest expense was $1.7 million for the quarter ended September 30, 2001 and $4.8 million for the nine months ended 2001, an increase of $0.1 million from the $1.6 million in the prior year quarter and $0.3 million from the $4.5 million in the prior year nine month period. Average debt balances were higher in 2001 compared to 2000, while average interest rates were lower in 2001 compared to 2000.

Income taxes
DST's effective tax rate was 35.1% for the quarter and 35.6% for the nine months ended September 30, 2001, compared to 35.9% for the prior year quarter and the prior year nine month period. Excluding the taxes provided on the PAS transaction, the effective tax rate would have been 35.1% for the nine months ended September 30, 2001. The 2001 and 2000 tax rates were affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules.

                                  Other Actions

Stock Repurchase Program
During the quarter and nine months ended September 30, 2001, DST purchased 3,230,029 and 5,903,029 shares, respectively, of its common stock under previously announced share repurchase programs which total 16,350,000 shares. The shares were purchased at an average price of $35.43 per share, with 2,691,500 shares being acquired under previously executed forward purchase agreements. As of September 30, 2001, the cost to settle the remaining forward purchase agreement, which expires in September 2002, would be approximately $24.1 million for 0.6 million shares ($41.26 per share). The agreement allows the Company to elect net cash or net share settlement in lieu of physical settlement of the shares. As of September 30, 2001, DST has purchased 12,563,029 shares since the programs commenced, and has 120.3 million shares outstanding.

EquiServe Acquisition
On March 30, 2001, DST completed the acquisition of a 75% interest in EquiServe by purchasing interests held by FleetBoston Financial and Bank One Corporation. On July 31, 2001, DST completed the acquisition of the remaining 25%, which was owned by BFDS, on essentially the same terms provided to FleetBoston and Bank One. EquiServe is one of the nation's largest corporate transfer agency service providers, maintaining and servicing the records of approximately 23.7 million shareholder accounts for approximately 1,400 publicly traded companies. EquiServe employs approximately 2,600 associates and recorded revenues of approximately $325 million for the year 2000.

The acquisitions were accounted for as a purchase, and the results of EquiServe's operations are included in DST's 2001 consolidated financial statements beginning March 30, 2001. The minimum purchase price of $186.7 million is to be paid in four installments. The first installment of approximately $58.5 million was paid at the closings. The remaining three minimum installments, which total approximately $128.2 million (discounted to $117.8 million for accounting purposes) are payable annually in varying amounts beginning February 28, 2002. The remaining minimum purchase price installments can increase pursuant to a formula that provides for additional consideration to be paid in cash if EquiServe's revenues for the years ending 2001, 2002 and 2003 exceed certain targeted levels. The minimum purchase price (discounted to $176.3 million for accounting purposes) will be allocated to the net assets acquired based upon their fair values upon completion of an independent valuation.

The acquisition is not expected to have a material impact on DST's net income or earnings per share for 2001.

                                     * * * *
The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 25, 1999 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                        For the Three Months For the Nine months
                                              ended              ended
                                          September 30,       September 30,
                                           2001    2000      2001       2000
                                          ------- -------  ---------  ---------

  Revenues                                $420.8  $335.5   $1,243.4   $1,012.9

  Costs and expenses                       310.7   238.0      907.6      724.3
  Depreciation and amortization             39.9    31.6      110.4       94.9
                                          ------- -------  ---------  ---------
  Income from operations                    70.2    65.9      225.4      193.7

  Interest expense                          (1.7)   (1.6)      (4.8)      (4.5)
  Other income, net                          5.9     3.4       19.5       32.2
  Gain on sale of PAS                                          32.8
  Equity in earnings of
       unconsolidated affiliates             0.5     2.2        1.7        9.8
                                          ------- -------  ---------  ---------

  Income before income taxes                74.9    69.9      274.6      231.2
  Income taxes                              26.3    25.1       97.7       83.0
                                          ------- -------  ---------  ---------
  Net income                              $ 48.6  $ 44.8   $  176.9   $  148.2
                                          ======= =======  =========  =========

  Average common shares outstanding        123.0   125.0      123.4      125.4
  Diluted shares outstanding               125.8   129.5      126.9      129.2

  Basic earnings per share                $ 0.40  $ 0.36   $   1.43   $   1.18
  Diluted earnings per share              $ 0.39  $ 0.35   $   1.39   $   1.15

                                                     * * * * * *

  Net income before non-recurring items   $ 47.4  $ 44.7   $  151.3   $  133.5
  Diluted earnings per share before non-
      recurring items                     $ 0.38  $ 0.35   $   1.19   $   1.03